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Partners Trust Receives Member Approval to Complete the Second Step Conversion and Commences Syndicated Community Offering

Utica, N.Y., June 25, 2004 - Partners Trust Financial Group, Inc. (the "Company") (Nasdaq: PRTR), the holding company for SBU Bank, announced today that the members of Partners Trust, MHC (i.e., depositors of SBU Bank) approved the company's Plan of Conversion and Reorganization from a mutual holding company to a stock holding company at a special meeting of members held earlier today. The conversion and merger with BSB Bancorp were approved by the shareholders of BSB Bancorp and Partners Trust at meetings held last Thursday and Friday.

The Company also announced that it has commenced a syndicated community offering to complete the sale of the shares using a syndicate of broker-dealers that will be managed by Sandler O'Neill & Partners, L.P. Orders submitted in the subscription and direct community offerings will be maintained by the Company, with interest on subscribers' funds continuing to accrue until completion of the offering. The terms and conditions of the syndicated community offering are more fully set forth in the Company's prospectus dated May 7, 2004 and the prospectus supplements. Subject to market conditions and regulatory approval, Partners Trust anticipates completing the offerings at the minimum of the offering range.

"We are pleased that this transaction has received the support of our depositors and shareholders," said John Zawadzki, President and Chief Executive Officer of Partners Trust. The offering period as set forth in the prospectus extends to July 22, 2004. "During the last several weeks, we have been meeting with broker dealers and members of the investment community to discuss our offering and we are continuing that process. Both Partners Trust and BSB remain committed to completing the transaction."

The Company also announced that the election deadline under the BSB Bancorp, Inc. merger agreement has been extended to 5:00 p.m., New York time, on Thursday, July 8, 2004. The Company now expects to complete the conversion and the BSB acquisition in mid-July 2004.

The completion of the offering remains subject to confirmation by RP Financial, L.C., the Company's independent appraiser, of the Company's existing appraisal.

The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is made only by the prospectus and prospectus supplements.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive VP & CFO 315-738-4993